EXHIBIT 32.1

CERTIFICATION

Each of the undersigned, in his or her capacity as an officer of Cubic Corporation hereby certifies that:

1.                    The  report of Cubic Corporation (the “Registrant”) on Form 10-Q for the quarter ended December 31, 2004 (the “Report”), which accompanies this certification, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of  1934.

2.                    The information contained in the Report fairly presents, in all material respects, the financial condition of the Registrant at the end of such quarter and the results of operations of the Registrant for such quarter.

/S/ W. J. Zable	/S/ W.W. Boyle
W. J. Zable	W. W. Boyle
Chief Executive Officer	Chief Financial Officer

Date: February 7, 2005